As filed with the Securities and Exchange Commission on October 15, 2018

Registration No. 333-222936

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4

(POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4)

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PENN NATIONAL GAMING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-2234473
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania  19160

(Address, including Zip Code, of Principal Executive Offices)

Pinnacle Entertainment, Inc. 2016 Equity and Performance Incentive Plan

(Full Title of the Plan)

Carl Sottosanti, Esq.
Executive Vice President, General Counsel and Secretary

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610
Telephone:  (610) 373-2400
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Daniel A. Neff
Gregory E. Ostling
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telephone:  (212) 403-1000
Facsimile:  (212) 403-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	140,000 shares	N/A	N/A	N/A

(1)                     This Post-Effective Amendment No. 1 on Form S-8 covers shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Penn National Gaming, Inc. (the “Registrant”) originally registered on the Registration Statement on Form S-4 (No. 333-222936), to which this filing is an amendment, issuable under restricted stock awards and restricted stock unit awards assumed by the Registrant and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares that may be offered or issued to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)                     The registration fee in respect of such shares of Common Stock was previously paid at the time of the original filing of the Registration Statement on Form S-4 on February 8, 2018.

EXPLANATORY NOTE

Penn National Gaming, Inc. (“Penn” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (No. 333-222936) (the “Form S-4”) by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this “Form S-8”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 140,000 shares of Common Stock, par value $0.01 per share, of Penn (“Common Stock”) underlying certain restricted stock and restricted stock unit awards granted under the Pinnacle Entertainment, Inc. 2016 Equity and Performance Incentive Plan (the “Plan”).  These shares were initially registered by the Registrant on the Form S-4, which became effective on February 28, 2018.

Penn, Franchise Merger Sub, Inc., a wholly owned subsidiary of Penn (“Merger Sub”), and Pinnacle Entertainment, Inc. (“Pinnacle”) are parties to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 17, 2017, pursuant to which, upon the terms and subject to the conditions set forth therein, Penn acquired Pinnacle by way of the merger of Merger Sub with and into Pinnacle (the “Merger”), with Pinnacle surviving the Merger as a wholly owned subsidiary of Penn.  Under the terms of the Merger Agreement, certain outstanding restricted stock and restricted stock unit awards granted by Pinnacle under the Plan following the date of the Merger Agreement that were outstanding immediately prior to the effective time of the Merger were assumed by Penn.  This Form S-8 is being filed to convert 140,000 shares of the Common Stock covered by the Form S-4 to be covered by this Form S-8, which shares may be issued following the Merger upon the settlement of assumed restricted stock and restricted stock unit awards that were originally granted under the Plan.  The Form S-4, as amended by this Form S-8, is referred to as this “Registration Statement.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•                                          the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 1, 2018;

•                                          the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 7, 2018, and for the quarter ended June 30, 2018, filed with the Commission on August 1, 2018;

•                                          the Registrant’s Current Reports on Form 8-K filed with the Commission on February 28, 2018, March 1, 2018 (Item 8.01 only), March 13, 2018, March 19, 2018, March 21, 2018, March 26, 2018, March 29, 2018, May 30, 2018, June 13, 2018, June 19, 2018, August 29, 2018 and October 15, 2018; and

•                                          the description of the Registrant’s Common Stock included in its registration statement on Form 8-A as filed on May 26, 1994.

All documents subsequently filed (other than respective filings or portions of filings that are furnished, under applicable Commission rules, rather than filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.  Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is deemed to be incorporated by reference herein or in any subsequently filed appendix to this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including exhibits related to those items, is not incorporated by reference in this Registration Statement or any related prospectus.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (“PBCL”), a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct.  Such determination shall be made:

(1)         by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

(2)         if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)         by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director or officer of a business corporation is successful on the merits or otherwise in defense of a proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer or director of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Registrant’s bylaws provide for indemnification, to the fullest extent permitted by Pennsylvania law, for directors, officers and certain employees against all liability, loss and expense (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, agent, fiduciary or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise or entity. The Registrant’s bylaws also require the advancement of expenses.  PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against any liability asserted against such person and incurred by such individual in any such capacity, or arising out of his or her status as such, whether or not the corporation or other enterprise would have the power to indemnify the person against such liability under the provisions described above.

Article VIII of the Registrant’s bylaws provides that, among other things, it may purchase and maintain insurance to secure its indemnification provisions.

The Registrant maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such.  Under this insurance, the Registrant may receive reimbursement for amounts as to which the directors and officers are indemnified by the Registrant under the bylaw indemnification provisions described above.  Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the bylaw indemnification provisions described above.

As permitted by PBCL Section 1713, the Registrant’s bylaws provide that no director shall be personally liable, as such, for monetary damages for any action taken, or failure to take any action, unless (i) the director has breached or failed to perform the duties of his or her office under the articles, bylaws or the PBCL; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.  The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law.  It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws.  PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation.  PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his or her duties as a director or as a member of any committee of the board of directors in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Number	Description

5.1	Opinion of Ballard Spahr LLP.

10.1

Pinnacle Entertainment, Inc. 2016 Equity and Performance Incentive Plan (incorporated by reference to Exhibit 10.1 to Pinnacle’s Current Report on Form 8-K filed on April 28, 2016 (File No. 001-37666)).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Ballard Spahr LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (previously filed in the signature page to Registration Statement on Form S-4 (File No. 333-222936) on February 8, 2018 and incorporated by reference herein).

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on this 15th day of October, 2018.

PENN NATIONAL GAMING, INC.

By:	/s/ Timothy J. Wilmott
Timothy J. Wilmott
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Timothy J. Wilmott	Director and Chief Executive Officer (Principal Executive Officer)	October 15, 2018
Timothy J. Wilmott

	*	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 15, 2018
William J. Fair

	*	Chairman of the Board	October 15, 2018
Peter M. Carlino

	*	Director	October 15, 2018
David A. Handler

	*	Director	October 15, 2018
John M. Jacquemin

	*	Director	October 15, 2018
Barbara Shattuck Kohn

	*	Director	October 15, 2018
Ronald J. Naples

		Director	October 15, 2018
Saul Reibstein

	*	Director	October 15, 2018
Jane Scaccetti

* By:

/s/ Carl Sottosanti
Name:	Carl Sottosanti
Attorney-in-Fact